Limited Power of Attorney

I, R. Alexandra Keith, with a business address of One P&G Plaza, Cincinnati, Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Susan S. Felder, Jamie M. Herald,
Ellen M. Kothman, Sandra T. Lane, Hatsuki Miyata, Valerie L. Obermeyer, Jennifer M. Rhein, and Robert B. White; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal
Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company
(hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the ?Commission?) under sub-section 16(a) of the Securities Exchange
Act of 1934 (15 U.S.C. ? 78p(a)), Rule 144 of the Securities Act of 1933 (17 CFR ? 230.144), and all other securities laws and rules applicable due to my status as an officer of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.


Date:  6/15/17                    /s/ R. Alexandra Keith
				      R. Alexandra Keith



Witness:  /s/ Kelley L. Werdman       Witness: /s/ Sandra A. Meenach




STATE OF OHIO	            		)
					) ss:
COUNTY OF HAMILTON	           	)

On June 15, 2017 before me personally appeared R. Alexandra Keith, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that she executed the same.



/s/ Debra L. Woelfel
Notary Public